EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES NAMES SMISEK

TO SUCCEED KELLNER AS PRESIDENT

Other executive positions realigned in preparation for year-end management transition

HOUSTON, Aug. 12, 2004 - Continental Airlines (NYSE: CAL) today announced that its board of directors has elected Executive Vice President Jeffery A. Smisek to be president of the company when Larry Kellner assumes the new responsibilities of chairman and chief executive officer at the end of the year. As previously announced, Kellner, now president and chief operating officer, is succeeding Gordon Bethune, who is retiring at year end.

Smisek, like Kellner, has been a member of Continental's senior management team for nearly 10 years. Smisek will assume the additional responsibilities of sales and marketing, and global real estate, in addition to his current oversight of human resources and labor relations, technology, security, corporate communications, federal affairs, and state and civic affairs.

Smisek's prior positions at the company include executive vice president - corporate, executive vice president and general counsel, and senior vice president and general counsel. Smisek graduated from Princeton University, A.B. summa cum laude in 1976, and Harvard Law School, J.D. magna cum laude in 1982. He serves on the board of directors of Varco International, Inc. and Orbitz, Inc.

The changes in the top two positions at Continental are part of a broader management realignment which capitalizes on the depth of Continental's existing management team and reinforces the company's ability to meet the serious challenges it faces.

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MANAGEMENT REALIGNMENT / Page 2

"When I became Continental CEO in 1994, we overhauled management in order to achieve one of the greatest turnarounds in corporate history and prepare the airline for long-term success," said Gordon Bethune, chairman and CEO. "Larry and Jeff are now able to harvest the talent that we worked together to hire and develop. I know that when I retire, all my co-workers can have trust and confidence in the team that Larry and Jeff are shaping to help Continental survive and prosper."

Key Roles Assigned in Management Team

"I am confident that our senior executives will continue to work together to achieve industry-leading results," said President and Chief Operating Officer Larry Kellner. "My thanks and congratulations go to all the members of our team who have helped to get us where we are and will help us succeed despite tough industry conditions."

Effective immediately, three experienced Continental leaders have been named executive vice presidents:

  Jim Compton, currently senior vice president marketing, becomes executive vice president marketing. Compton will continue to oversee the company's domestic and international sales, corporate development and alliances, marketing, reservations, network, pricing and revenue management, scheduling and distribution.
  Jeff Misner, currently senior vice president and chief financial officer, becomes executive vice president and chief financial officer. Misner will continue to be responsible for the airline's overall financial operations including corporate finance, treasury, financial planning, tax, accounting, investor relations, fleet, fuel purchasing, internal audit and risk management.
  Mark Moran, currently senior vice president of technical operations and purchasing, becomes executive vice president operations. In this position, Moran will be responsible for the airline's operations including field services, aircraft maintenance, purchasing, flight operations, inflight, technical services, planning and training.

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MANAGEMENT REALIGNMENT / Page 3

Smisek, Misner and Moran, in addition to Senior Vice President and General Counsel Jennifer Vogel, will report to Kellner in his role as chairman and CEO. Compton will report to Smisek when Smisek becomes president.

The realignment also calls for four Continental executives to be promoted to the senior vice president level.

  Bill Brunger, currently vice president network, becomes senior vice president network.
  Dave Hilfman, currently vice president sales and reservations, becomes senior vice president sales.
  Bill Meehan, currently vice president Houston hub, becomes senior vice president airport services.
  Holden Shannon, currently vice president corporate real estate and environmental affairs, becomes senior vice president global real estate and security.

The four executives with new roles as senior vice presidents have a total of 64 years of experience at Continental.

Brunger and Hilfman will report to Jim Compton, executive vice president of marketing. Meehan will report to Mark Moran, executive vice president operations. Shannon will report to Jeff Smisek.

In addition, Dante Marzetta, currently senior vice president airport services, becomes senior vice president technical operations and purchasing, reporting to Moran.

Continental also announced two new roles in the technology area. Ron Anderson-Lehman, currently staff vice president systems development, becomes vice president and chief information officer. Mike Natale, currently staff vice president systems architecture, becomes staff vice president and chief technology officer.

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MANAGEMENT REALIGNMENT / Page 4

In addition to the above changes, Deborah Larza, currently staff vice president airport services, replaces Meehan as vice president Houston hub. Jon Roitman, senior director Cleveland hub, becomes staff vice president Cleveland hub. Jay Ellzey becomes staff vice president safety and flight training.

Continental Airlines is the world's sixth-largest airline with more than 2,900 daily departures throughout the Americas, Europe and Asia. Continental serves 149 domestic and 119 international destinations - more than any other airline in the world - and nearly 200 additional points are served via codeshare partner airlines. With 42,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. In 2004, Continental has earned awards and critical acclaim for both its operation and its corporate culture. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years, and also ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

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